                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (date of earliest event reported): May 31, 2002
                                                           ------------


                             ASPEN TECHNOLOGY, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Delaware                    0-24786               04-2739697
-------------------------------------------------------------------------------
(State or other jurisdiction of      (Commission          (I.R.S. Employer
 incorporation or organization)      File Number)        Identification No.)


                 Ten Canal Park, Cambridge, Massachusetts 02141
                ------------------------------------------------
              (Address of principal executive office and zip code)


       Registrant's telephone number, including area code: (617) 949-1000
                                                           --------------

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On May 31, 2002, we acquired the capital stock of Hyprotech Ltd. and related subsidiaries of AEA Technology plc, an English private limited company, for a purchase price of 67.5 million pounds sterling. The terms of the acquisition, including the consideration paid by us, were determined pursuant to arm's-length negotiations.

         Hyprotech, which is based in Calgary, develops and markets software and service solutions designed to improve profitability and operating performance for process industry clients by simulating plant design and operations. Hyprotech serves more than 17,000 users, with approximately 600 major customers in more than 80 countries. Hyprotech's customers include bp, Conoco, Shell, Exxon-Mobil, UOP and Praxair.

         We funded the Hyprotech acquisition with proceeds that we received from private placements of capital stock and warrants completed in 2002. The private placement investors consisted of a small number of institutional investors as well as Wayne Sim, the Chief Executive Officer of Hyprotech, and another Hyprotech officer, both of whom will be given leading roles in our new engineering organization. Other than these investments by the two Hyprotech officers, we do know of any material relationship that Hyprotech, its affiliates, officers or directors, or any associates of any such officers or directors had with our company before the completion of the acquisition.

         THE PRECEDING DESCRIPTION OF HYPROTECH ACQUISITION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE RELATED SHARE PURCHASE AGREEMENT, WHICH IS INCLUDED AS EXHIBIT 10.1 TO THIS CURRENT REPORT.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)  Financial Statements of Business Acquired.

     Combined financial statements of the Hyprotech division of AEA Technology plc:

     Report of PricewaterhouseCoopers LLP..................................  F-2
     Combined balance sheet at March 31, 2002..............................  F-3
     Combined statement of operations and comprehensive loss for the year ended March 31, 2002...........................................  F-4
     Combined statement of changes in AEA Technology's net investment for the year ended March 31, 2002...................................  F-5
     Combined statement of cash flows for the year ended March 31, 2002....  F-6
     Notes to combined financial statements................................  F-7

(b)  Pro Forma Financial Information.

     Unaudited pro forma condensed combined consolidated financial statements of Aspen Technology, Inc.:

     Unaudited pro forma condensed combined consolidated balance sheet at March 31, 2002............................................  F-23
     Unaudited pro forma condensed combined consolidated statement of operations for the twelve months ended June 30, 2001
       and March 31, 2001.................................................  F-24
     Unaudited pro forma condensed combined consolidated statement of operations for the nine months ended March 31, 2002.............  F-25
     Notes to unaudited pro forma condensed combined consolidated financial statements...............................................  F-26

(c)  Exhibits.

         Exhibit
         Number       Description
         ------       -----------
         10.1         Share Purchase Agreement dated as of May 10, 2002 between
                      Aspen Technology, Inc. and AEA Technology plc

         23.1         Consent of PricewaterhouseCoopers LLP

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             ASPEN TECHNOLOGY, INC.

Date:  May 31, 2002
                                             By: /s/ Lisa W. Zappala
                                             -----------------------------------
                                                Lisa W. Zappala
                                                Senior Vice President and
                                                 Chief Financial Officer

HYPROTECH DIVISION OF AEA
TECHNOLOGY PLC


Combined Financial Statements
MARCH 31, 2002
(in thousands of U.S. dollars)

May 17, 2002


REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
AEA TECHNOLOGY PLC

We have audited the combined balance sheet of HYPROTECH DIVISION OF AEA TECHNOLOGY PLC ("the division") as at March 31, 2002 and the related combined statements of operations and comprehensive loss, changes in AEA Technology's net investment and cash flows for the year then ended. These financial statements are the responsibility of the management of the division and AEA Technology plc. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Canada and the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the division as at March 31, 2002 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ PricewaterhouseCoopers LLP
CHARTERED ACCOUNTANTS

Calgary, Alberta, Canada

HYPROTECH DIVISION OF AEA TECHNOLOGY PLC
Combined Balance Sheet
AS AT MARCH 31, 2002
--------------------------------------------------------------------------------

(in thousands of U.S. dollars)


                                                                     $

ASSETS

CURRENT ASSETS
Cash and cash equivalents                                        7,042
Accounts receivable, net of allowance for doubtful
  accounts of $1,074                                            16,599
Unbilled services                                                   68
Prepaid expenses and other current assets                        3,339
Income taxes recoverable                                           999
Investment tax credits recoverable                               3,367
                                                               -------
                                                                31,414

PROPERTY AND EQUIPMENT                                           1,097

GOODWILL AND OTHER INTANGIBLE ASSETS                            23,750
                                                               -------
                                                                56,261
                                                               =======

LIABILITIES

CURRENT LIABILITIES
Accounts payable                                                 1,146
Accrued expenses                                                 6,974
Current portion of deferred revenue                             19,301
Current portion of capital lease obligations                       360
Current portion of long term obligation                            208
Deferred income tax                                                621
                                                               -------
                                                                28,610

LONG-TERM OBLIGATION, LESS CURRENT PORTION                         694

CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION                    223

DEFERRED REVENUE, LESS CURRENT PORTION                           1,847
                                                               -------
                                                                31,374

AEA TECHNOLOGY'S NET INVESTMENT                                 24,887
                                                               -------
                                                                56,261
                                                               =======



COMMITMENTS AND CONTINGENCIES (note 11)

The accompanying notes are an integral part of these combined financial statements.

HYPROTECH DIVISION OF AEA TECHNOLOGY PLC
Combined Statement of Operations and Comprehensive Loss
FOR THE YEAR ENDED MARCH 31, 2002
--------------------------------------------------------------------------------

(in thousands of U.S. dollars)


                                                               $

REVENUE
Software licenses                                         29,676
Service and other                                         20,660
                                                         -------
                                                          50,336
                                                         -------

COST OF SALES
Cost of software licenses                                  2,061
Cost of service and other                                  7,606
                                                         -------
                                                           9,667
                                                         -------
                                                          40,669
                                                         -------

OPERATING EXPENSES
Selling and marketing                                     19,379
Research and development                                  12,869
General and administrative                                 9,783
                                                         -------
                                                          42,031
                                                         -------

Loss from operations                                      (1,362)

Interest Income                                               86
Interest Expense                                            (181)
Foreign currency loss                                        (14)
                                                         -------
Loss before recovery of income taxes                      (1,471)

RECOVERY OF INCOME TAXES                                    (601)
                                                         -------
NET LOSS                                                    (870)

OTHER COMPREHENSIVE INCOME - FOREIGN CURRENCY
TRANSLATION ADJUSTMENT                                        70
                                                         -------

COMPREHENSIVE LOSS                                          (800)
                                                         =======


The accompanying notes are an integral part of these combined financial statements.

HYPROTECH DIVISION OF AEA TECHNOLOGY PLC
Combined Statement of Changes in AEA Technology's Net Investment
FOR THE YEAR ENDED MARCH 31, 2002
--------------------------------------------------------------------------------

(in thousands of U.S. dollars)


                                                                 $

BALANCE - MARCH 31, 2001                                    26,573

Net loss                                                      (870)
Other comprehensive income - foreign currency
   translation adjustment                                       70
Net activity with AEAT and subsidiaries                       (886)
                                                           -------

BALANCE - MARCH 31, 2002                                    24,887
                                                           =======


The accompanying notes are an integral part of these combined financial statements.

HYPROTECH DIVISION OF AEA TECHNOLOGY PLC
Combined Statement of Cash Flows
FOR THE YEAR ENDED MARCH 31, 2002
--------------------------------------------------------------------------------

(in thousands of U.S. dollars)


                                                                       $

CASH PROVIDED BY (USED IN)

OPERATING ACTIVITIES
Net loss                                                            (870)
Items not affecting cash
      Depreciation and amortization of property and equipment        629
      Amortization of intangible assets                            2,060
      Gain on sale of property and equipment                         (19)
      Interest on accretion of long-term obligation                   67
      Deferred income tax                                            472
      Write down intangible assets                                    44
      Changes in assets and liabilities
            Accounts receivable                                   (1,681)
            Unbilled services                                        811
            Prepaid expenses and other current assets             (1,329)
            Investment tax credits recoverable                    (1,138)
            Income tax recoverable                                  (502)
            Accounts payable                                      (1,279)
            Accrued expenses                                       1,892
            Deferred revenue                                       5,727
                                                                  ------
                                                                   4,884
                                                                  ------

INVESTING ACTIVITIES
Purchase of property and equipment                                  (420)
Proceeds from sale of property and equipment                         153
Purchase of intangible assets                                        (59)
                                                                  ------
                                                                    (326)
                                                                  ------

FINANCING ACTIVITIES
Repayments of capital lease obligations                             (340)
Transactions with AEAT and subsidiaries, net                        (842)
Repayment of long-term obligation                                    (66)
                                                                  ------
                                                                  (1,248)
                                                                  ------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS         (51)
                                                                  ------
INCREASE IN CASH AND CASH EQUIVALENTS                              3,259

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                      3,783
                                                                  ------
CASH AND CASH EQUIVALENTS - END OF YEAR                            7,042
                                                                  ======

SUPPLEMENTAL INFORMATION
Cash paid for income taxes                                           306
Cash paid for interest                                                50


The accompanying notes are an integral part of these combined financial statements.

HYPROTECH DIVISION OF AEA TECHNOLOGY PLC
Notes to Combined Financial Statements
MARCH 31, 2002
--------------------------------------------------------------------------------

(in thousands of U.S. dollars, except stock option data)


1    NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     These combined financial statements include the assets, liabilities, results of operations and cash flows of the Hyprotech Division of AEA Technology plc (the "division"). The division comprises AEA Technology Canada Ltd., Hyprotech Ltd., Hyprotech Europe SL, Hyprotech Malaysia
     SDN. BHD, Hyprotech Inc., EA Systems Inc., EA Systems Europe Inc., Advanced Systems Consultants Ltd., Hyprotech Japan Ltd., Hyprotech India Private Limited, Hyprotech UK Limited and results relating to the Hyprotech product line as recorded in the accounts of AEA Technology plc ("AEAT"). All entities in the division are wholly owned subsidiaries or sub-divisions of AEAT. No equity interest exists among the members of the division with the exception of the following:

     - Hyprotech SL and Hyprotech Malaysia SDN. BHD are wholly owned subsidiaries of Hyprotech Ltd. which is a wholly owned subsidiary of AEA Technology Canada Ltd. Hyprotech Ltd. also owns 5% of the share capital of Hyprotech Japan Ltd.

     - EA Systems Europe Inc. and Advanced Systems Consultants Ltd. were wholly owned subsidiaries of EA Systems Inc. EA Systems Europe Inc. was dissolved during the year ended March 31, 2002.

     Since the above entities have historically been subject to common control, the combined financial statements have been prepared by management of AEAT and the division from the financial statements and accounting records of the division using historical results of operations and the historical cost basis of the asset and liabilities together with certain assumptions.

     The division is allocated a portion of the cost of certain shared services and support activities of AEAT consisting of, among other things, financial and accounting services, executive management, employee benefit costs (including pensions) and insurance services. The expense allocations have been determined on bases deemed appropriate for each expense item. Such bases include relative headcount and relative space occupancy. Management of the division consider these allocations to be a reasonable reflection of the utilization of services provided or the benefit received by the division. Such allocated expenses have been included in general and administration expenses ($760) and selling and marketing ($125). No interest expense was allocated as the division does not rely on funding from AEAT. Income taxes have been allocated on a separate-return basis.

     The financial information contained herein may not reflect the consolidated financial position, operating results, and cash flows of the division had the division operated as a separate stand alone entity during the year, or of the future results of operations or financial position of the division.

     All balances and transactions within the division have been eliminated.

     AEA Technology's net investment includes the accumulated operating results of the division, net intercompany balances with AEAT and its subsidiaries outside of the division, AEAT's investment in the share capital of the companies that comprise the division, and cumulative translation adjustments. AEA Technology Canada Ltd. pays interest on cash advances from AEAT at Canadian Prime Rate less 1%. The interest charge for the year ended March 31, 2002 was $65.

HYPROTECH DIVISION OF AEA TECHNOLOGY PLC
Notes to Combined Financial Statements
MARCH 31, 2002
--------------------------------------------------------------------------------

(in thousands of U.S. dollars, except stock option data)


     On May 10, 2002, Aspen Technology, Inc. ("Aspen") and AEAT entered into a purchase and sale agreement under which Aspen would purchase the division for cash consideration of GBP 67.5 million (approximately $99 million), subject to working capital adjustments as defined in the purchase and sale agreement.

     NATURE OF OPERATIONS

     The division provides integrated and value-added software solutions to major operators in the oil and gas industry and specializes in process simulation software. The division has operations and customers worldwide and sells its products and services through a network of international offices, agents and distributors.

2    SIGNIFICANT ACCOUNTING POLICIES

     These combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The following is a summary of the significant accounting policies of the division:

     a)   CASH AND CASH EQUIVALENTS

          Cash and cash equivalents are stated at cost plus accrued interest earned, which approximates market value, and consist of cash on deposit with original maturities of less than three months.

     b)   PROPERTY AND EQUIPMENT

          Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization is provided using the straight-line and declining balance methods, by charges to operations in amounts estimated to allocate the cost of the assets over their estimated useful lives, as follows:

                Computer equipment          3 years
                Furniture and fixtures      4 - 5 years
                Leasehold improvements      Term of the lease

          When property is sold or scrapped, the cost of the asset and the related accumulated depreciation and amortization is removed from the accounts and the resulting gain or loss on disposal is recorded in the combined statement of operations.

          The division evaluates its long-lived assets for impairment as events and circumstances indicate that the carrying amount may not be recoverable and at a minimum at each balance sheet date. The determination of whether the carrying value of long-lived assets will be realized is evaluated based on undiscounted cash flow expectations for the related asset or subsidiary. When it is determined that the carrying value of an asset is impaired, the asset is written down to fair value with a charge to income in the year that such a determination is made.

HYPROTECH DIVISION OF AEA TECHNOLOGY PLC
Notes to Combined Financial Statements
MARCH 31, 2002
--------------------------------------------------------------------------------

(in thousands of U.S. dollars, except stock option data)



     c)   GOODWILL AND OTHER INTANGIBLE ASSETS

          On April 1, 2001, the division adopted, on a prospective basis, SFAS No. 142, "Goodwill and Other Intangible Assets", which eliminated the amortization of purchased goodwill and other intangible assets with indefinite useful lives. Upon adoption, the division performed an impairment test of its goodwill and determined that no impairment of the recorded goodwill existed. Under SFAS No. 142, goodwill will be tested for impairment at least annually and more frequently if an event occurs which indicates the goodwill may be impaired.

          Other intangible assets, which are comprised primarily of acquired core technology, are recorded at cost less accumulated amortization. Amortization is provided using the straight-line method, by charges to operations in amounts estimated to allocate the cost of the assets over their estimated useful lives.

     d)   REVENUE RECOGNITION

          For multiple element arrangements, such as a contract that includes the delivery of software and services, revenue is allocated to each element of the arrangement using the fair values of the elements, based on the residual method in accordance with SOP 98-9, Software Revenue Recognition, with respect to certain transactions. The determination of fair value is based on vendor-specific objective evidence ("VSOE"). The division determines VSOE based upon the price charged when the same element is sold separately. Consulting services VSOE represents standard rates, which the division charges its customers when it sells its consulting services separately. Under the residual method, the fair value of the undelivered elements for which VSOE exists is deferred and subsequently recognized when earned. If VSOE does not exist for the undelivered elements, the entire arrangement fee is recognized ratably over the term of the arrangement.

          License revenue from multiple element arrangements, including license renewals, consists principally of revenue earned under fixed-term and perpetual software license agreements. License revenue for the perpetual software license agreements is recognized upon shipment of the software if there is persuasive evidence of an arrangement, collection of the resulting receivable is reasonably assured, the fee is fixed or determinable, and VSOE of fair value exists for all undelivered elements. License revenues from fixed term software license arrangements is recognized ratably over the term of the arrangement as VSOE of fair value does not exist for the undelivered elements.

          Maintenance and support services are recognized ratably over the life of the maintenance and support contract period. Maintenance and support services include only unspecified rights to product upgrades and enhancements. These services are typically sold for a one-year term and are sold either as part of a multiple element arrangement with software licenses or are sold independently at time of renewal. The division does not provide specified upgrades to its customers in connection with the licensing of its software products.

HYPROTECH DIVISION OF AEA TECHNOLOGY PLC
Notes to Combined Financial Statements
MARCH 31, 2002
--------------------------------------------------------------------------------

(in thousands of U.S. dollars, except stock option data)


          Service revenues from fixed-price contracts are recognized using the percentage-of-completion method, measured by the percentage of costs (primarily labor) incurred to date as compared to the estimated total costs (primarily labor) for each contract. When a loss is anticipated on a contract, the full amount thereof is provided immediately. Service revenues from time and expense contracts and consulting and training revenue are recognized as the related services are performed. Services that have been performed but for which billings have not been made are recorded as unbilled services, and billings that have been recorded before the services have been performed are recorded as deferred revenue in the accompanying combined balance sheets.

     e)   COMPUTER SOFTWARE DEVELOPMENT COSTS

          In accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, computer software development costs are expensed as incurred until the establishment of technological feasibility. The division defines the establishment of technological feasibility as the development of a working model. No internally generated software development costs were capitalized during the year ended March 31, 2002. Software development costs were charged to research and development expense in the accompanying combined statement of operations.

     f)   FOREIGN CURRENCY TRANSLATION

          FOREIGN CURRENCY TRANSACTIONS

          The determination of functional currency is based on the primary economic environment in which each entity operates. The functional currency of each of the entities in the division is the local currency.

          Transactions denominated in currencies other than the functional currency have been remeasured into the functional currency. Monetary assets and liabilities are remeasured using the rate of exchange in effect at the balance sheet date, whereas other non-monetary assets and liabilities are remeasured at the rate of exchange in effect on the date of the transaction. Revenues and expenses are remeasured at average rates prevailing throughout the year, except for depreciation and amortization which are remeasured at exchange rates prevailing when the related assets were acquired. Exchange gains and losses resulting from the remeasurement of foreign currency transactions are included in the statement of operations.

          FINANCIAL STATEMENTS OF FOREIGN ENTITIES

          The financial statements of the division's foreign entities are translated from the various functional currencies into U.S. dollars (the division's reporting currency) in accordance with SFAS No. 52, Foreign Currency Translation. All assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the exchange rates prevailing on the balance sheet date. Revenues, costs and expenses are translated at average rates of exchange prevailing during the year. All translation gains and losses from the translation of financial statements from the various functional currencies to U.S. dollars are reported separately as a component of other comprehensive income.

HYPROTECH DIVISION OF AEA TECHNOLOGY PLC
Notes to Combined Financial Statements
MARCH 31, 2002
--------------------------------------------------------------------------------

(in thousands of U.S. dollars, except stock option data)


     g)   INCOME TAXES

           The division accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under the liability method specified by SFAS No. 109, a deferred tax asset or liability is calculated based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the enacted tax rates. The carrying value of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits that exceed the portion for which future realization is more likely than not.

     h)   INVESTMENT TAX CREDITS

          The division is entitled to investment tax credits granted by the Canadian government. Investment tax credits are earned on qualifying product research and development costs and are used to offset federal income taxes otherwise payable. These credits are recognized as a credit against the provision for income taxes in the statement of operations.

     i)   ADVERTISING AND PROMOTION

          Advertising and promotion costs are expensed as incurred. These costs amounted to $660 for the year ended March 31, 2002.

     j)   MANAGEMENT ESTIMATES

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates are made for the allowance for doubtful accounts, the depreciation period for property and equipment, the amortization period for and the valuation of goodwill and other intangible assets, the valuation allowance for deferred tax assets, the provision for contract losses and the allocation of divisional costs incurred by AEAT.

     k)   CONCENTRATION OF CREDIT RISK

          Financial instruments that potentially subject the division to concentrations of credit risk are principally cash and cash equivalents and accounts receivable.

          The division places its cash and cash equivalents with highly rated financial institutions.

          Concentration of credit risk with respect to receivables is limited to certain customers to which the division makes substantial sales. To reduce risk, the division routinely assesses the financial strength of its customers. As a result, the division believes that the accounts receivable credit risk exposure is limited.

          The division maintains an allowance for doubtful accounts but historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographic area. As of March 31, 2002, no individual customers represent 10% or more of accounts receivable.

HYPROTECH DIVISION OF AEA TECHNOLOGY PLC
Notes to Combined Financial Statements
MARCH 31, 2002
--------------------------------------------------------------------------------

(in thousands of U.S. dollars, except stock option data)


     l)   FINANCIAL INSTRUMENTS

          The division's financial instruments consist of cash and cash equivalents, accounts receivable, unbilled services, accounts payable, accrued expenses, long-term obligation, and capital lease obligations. At March 31, 2002, the estimated fair value of these financial instruments approximates their carrying value.

     m)   COMPREHENSIVE INCOME

          Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. The only component of other comprehensive income for the year ended March 31, 2002 was the cumulative translation adjustment arising from the translation of foreign entity financial statements.

     n)   STOCK-BASED COMPENSATION

          The division accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees". The division also provides pro forma disclosures as required under SFAS No. 123.

     o)   RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

          In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15, 2002. The division believes that the adoption of SFAS No. 143 in fiscal 2004 will not have a material impact on its results of operations or financial position.

          In October 2001, the FASB issued SFAS No. 144, Accounting for Impairment or Disposal of Long Lived Assets. SFAS No. 144 supercedes SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The primary objectives of SFAS No. 144 were to develop one accounting model based on the framework established in SFAS No. 121 and to address significant implementation issues. The provisions of SFAS No. 144 are effective for fiscal years beginning after December 15, 2001. The division believes that the adoption of SFAS No. 144 in fiscal 2003 will not have a material impact on its results of changes in operation or financial position.

          In April 2002, FASB issued SFAS No. 145, Recission of SFAS No. 4, 44 and 64, Amendment of SFAS No. 13 and Technical Corrections as of April 2002. This new standard impacts the reporting of gains and losses from extinguishment of debt and accounting for leases, and is effective for the division's fiscal 2005 year. The division has not determined the impact the adoption of SFAS No. 145 will have on its results of operations or financial condition.

HYPROTECH DIVISION OF AEA TECHNOLOGY PLC
Notes to Combined Financial Statements
MARCH 31, 2002
--------------------------------------------------------------------------------

(in thousands of U.S. dollars, except stock option data)


3    CHANGE IN ACCOUNTING POLICY

     In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 supercedes APB 17, Intangible Assets. Under this statement, goodwill and certain other intangible assets determined to have an indefinite life are no longer amortized, instead these assets are to be reviewed for impairment on a periodic basis. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, with early adoption permitted for non-calendar year-end companies whereby the entity's fiscal year begins after March 15, 2001. Pursuant to this statement, the division elected early adoption effective April 1, 2001. The goodwill, acquired assembled workforce and customer base associated with past acquisitions, which were previously being amortized over useful lives of 3 to 8.5 years, are no longer subject to amortization. The assembled workforce and customer base have been reallocated to goodwill. Such intangible assets are subject to an annual assessment for impairment by applying a fair-value based test. A transitional impairment test was performed which did not result in a write down. The amortization expense for the year ended March 31, 2002 would have been $4,778 under the previous accounting policy.

4    PROPERTY AND EQUIPMENT

                                                                  $

     Computer equipment                                       2,728
     Furniture and fixtures                                     805
     Leasehold improvements                                     256
                                                            -------
                                                              3,789

     Less: Accumulated depreciation and amortization         (2,692)
                                                            -------
                                                              1,097
                                                            =======

     Included in computer equipment are assets acquired under capital leases of $1,178 and accumulated amortization of $682. Additions under capital leases were $143 during the year.

5    GOODWILL AND OTHER INTANGIBLE ASSETS

                                                                  $

     Goodwill                                                19,854
     Acquired technology (4 - 10 year life)                  12,993
                                                            -------
                                                             32,847

     Less:  Accumulated amortization(1)                      (9,097)
                                                            -------
                                                             23,750
                                                            =======

     (1)The balance relates to amortization of the acquired technology. Goodwill is not amortized as a result of the adoption of the new accounting policy (note 3).

HYPROTECH DIVISION OF AEA TECHNOLOGY PLC
Notes to Combined Financial Statements
MARCH 31, 2002
--------------------------------------------------------------------------------

(in thousands of U.S. dollars, except stock option data)


6    CREDIT FACILITIES

     The division has a CDN$4 million revolving demand credit facility with a Canadian bank. Canadian dollar loans and overdrafts bear interest at the Canadian Prime Rate. U.S. dollar loans and overdrafts bear interest at the U.S. Base Rate and may not exceed $500. An interest rate of U.S. Base Rate multiplied by 1.1111 will be applied to the amount of interest owing by Hyprotech Inc. and EA Systems Inc. This credit facility is secured by a guarantee from AEAT in an amount that is limited to CDN$5 million.

     The division also has a CDN$1 million demand credit facility for foreign exchange contracts.

     These credit facilities require the division to provide the bank with certain periodic financial reports. At March 31, 2002, there were no outstanding borrowings under these credit facilities.

7    CAPITAL LEASE OBLIGATIONS

     Capital lease obligations consist of the following at March 31, 2002:

                                                                        $
     Capital lease obligations - repayable in blended
     monthly instalments and maturing June 2002 to February 2005      583
     Less:  Current portion                                          (360)
                                                                     ----
                                                                      223
                                                                     ====


     Minimum lease payments are due as follows:

                                                                        $

           2003                                                       388
           2004                                                       196
           2005                                                        34
                                                                     ----
                                                                      618

           Less:  Imputed interest at rates of 8.27% to 10.91%        (35)
                                                                     ----
                                                                      583
                                                                     ====

HYPROTECH DIVISION OF AEA TECHNOLOGY PLC
Notes to Combined Financial Statements
MARCH 31, 2002
--------------------------------------------------------------------------------

(in thousands of U.S. dollars, except stock option data)


8    LONG-TERM OBLIGATION

     During 1998, AEAT entered into an agreement to acquire certain intellectual property rights in exchange for an obligation to pay 1.0 million pounds sterling ("GBP") ($1.68 million) over a 10 year period ending March 31, 2009. Under the agreement, the non-interest bearing obligation was to be repaid by annual payments that were calculated as a percentage of certain specified product revenues, with any unpaid balance payable in full by April 30, 2009. By March 31, 2002, GBP 182 of the original obligation had been repaid. In April 2002, the original agreement was amended and a repayment schedule was adopted whereby the division will pay GBP 150 in 2003 and instalments of approximately GBP 134 per year thereafter, until the GBP 1.0 million obligation is repaid.

     Since the long-term obligation is non-interest bearing, the carrying value of the obligation at March 31, 2002 has been determined by discounting the repayment stream under the April 2002 amendment.

                                                            GBP               $

           Remaining obligation at March 31, 2002           818           1,165
           Less: Imputed interest at 9%                    (185)           (263)
                                                          ---------------------
           Discounted long-term obligation                  633             902
           Less: Current portion                           (146)           (208)
                                                          ---------------------
           Long-term obligation, less current portion       487             694
                                                          =====================

     Interest expense for the year ended March 31, 2002 includes $67 for accretion of the long-term obligation.

9    STOCK-BASED COMPENSATION PLANS

     a)   STOCK APPRECIATION RIGHT ("SAR") PLAN

          Employees of the division participate in the AEAT International Savings Related Cash Plan (ISRCP), a SAR plan. Under this plan, employees contribute a fixed monthly amount to a savings plan account over 3 years. Maximum contributions to the plan are defined by the plan. At the end of 3 years the employee receives a cash sum equal to the amount by which the shares in AEAT have increased in value over three years (less transaction charges) in addition to their original investment plus interest.

     b)   INTERNATIONAL SAVINGS RELATED OPTION PLAN (ISROP)

          The ISROP is an AEAT plan which gives executive directors and eligible employees an option to purchase shares at a fixed discounted price. The exercise price is based on the market value of the shares at the commencement of the savings contract, less a 20% discount. Under this plan, participants contribute a fixed monthly amount to a savings plan account over 3 years. Maximum contributions to the plan are defined by the plan. At the end of the savings plan, each participant is able to buy shares in AEAT with the savings and interest at the exercise price. If the options are not exercised the participant receives the balance of their savings account as a cash refund.

HYPROTECH DIVISION OF AEA TECHNOLOGY PLC
Notes to Combined Financial Statements
MARCH 31, 2002
--------------------------------------------------------------------------------

(in thousands of U.S. dollars, except stock option data)


     c)   AEAT SHARE OPTION PLAN

          In July 1999, AEAT established a plan under which options to purchase shares are granted to certain employees of the division (excluding Executive Directors). At March 31, 2002, Hyprotech employees held awards for 41,000 options under this plan at an option price of GBP
          3.675. The vesting period of the options are subject to achieving specified AEAT share price performance criteria over the period ending March 31, 2003.

          In July 2000, AEAT awarded further options and, with shareholder approval, opened the scheme to Executive Directors. At March 31, 2002, Hyprotech employees held awards for 65,000 options under this plan at an option price of GBP 3.975. The vesting period of the options are subject to achieving specified performance criteria related to AEAT earnings per share growth targets over a three-year performance period starting April 1, 2000.

                                                                    WEIGHTED
                                                 NUMBER OF           AVERAGE
                                                   OPTIONS          EXERCISE
                                                                         GBP

          Outstanding - March 31, 2001             121,994              3.85

          Cancelled                                (15,710)             3.82
                                                ----------------------------

          Outstanding - March 31, 2002             106,284              3.86
                                                ============================

          No stock options are exercisable at March 31, 2002. The weighted average remaining contractual life of the stock options at March 31, 2002 is 7.69 years.

     d)   FAIR VALUE OF STOCK-BASED COMPENSATION

          SFAS No. 123 Accounting for Stock-Based Compensation requires the measurement of the fair value of all stock-based compensation plans to be included in the statement of operations or disclosed in the notes to financial statements. The division has determined that it will account for stock-based compensation for employees under APB No. 25, Accounting for Stock Issued to Employees, and elect the disclosure-only alternative under SFAS No. 123.

          Under the APB No. 25 method, the compensation expense was $nil for the year ended March 31, 2002. Had compensation cost for the division's stock-based compensation plans been determined based on fair value as prescribed in SFAS No. 123, the division's net loss would have been as follows:

                                           $
                Net loss
                      As reported         870
                      Pro forma         1,109

HYPROTECH DIVISION OF AEA TECHNOLOGY PLC
Notes to Combined Financial Statements
MARCH 31, 2002
--------------------------------------------------------------------------------

(in thousands of U.S. dollars, except stock option data)



          The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                Risk-free rates                       4.94 - 6.22%
                Expected yield                               None
                Expected life                             3 years
                Expected volatility                            98%


10   INCOME TAXES

     Loss before recovery of income taxes consists of the following:

                                                                $

           Canadian operations                                398
           Foreign operations                               1,073
                                                            -----
                                                            1,471
                                                            =====

     The recovery of income taxes shown in the division's combined statements of operations consists of the following:

                                                                $
           Current
                Canadian                                   (1,115)
                Foreign                                        42

           Deferred
                Canadian                                      257
                Foreign                                       215
                                                             ----

           Total recovery of income taxes                    (601)
                                                             ====

     The recovery of income taxes differs from the Canadian statutory rate due to the following:

                                                                $

           Income tax recovery at Canadian statutory rate,
             41.12%                                          (605)
           Foreign tax differential                           153
           Investment tax credits                            (653)
           Permanent differences, net                         145
           Valuation allowance and other                      359
                                                             ----
                                                             (601)
                                                             ====

HYPROTECH DIVISION OF AEA TECHNOLOGY PLC
Notes to Combined Financial Statements
MARCH 31, 2002
--------------------------------------------------------------------------------

(in thousands of U.S. dollars, except stock option data)



     The components of the net deferred tax liability recognized in the division's combined balance sheet, including the approximate tax effect of each type of temporary difference, are as follows:

                                                             $

       DEFERRED INCOME TAX ASSETS RESULTING FROM:
       Property and equipment                                209
       Non-capital loss carry forwards                     2,010
       Other temporary differences                           390
                                                          ------

                                                           2,609
       Valuation allowance                                (1,706)
                                                          ------
                                                             903
                                                          ------

       DEFERRED INCOME TAX LIABILITIES RESULTING FROM:
       Intangible assets                                    (207)
       Investment tax credits recoverable                 (1,317)
                                                          ------
                                                          (1,524)
                                                          ------
       Deferred income tax                                  (621)
                                                          ======

     The investment tax credits and non-capital loss carry-forwards expire at various dates from 2003 through 2010. Due to the uncertainty surrounding the realization and timing of these tax attributes, the division has recorded a valuation allowance of $1,706. The net recognited deferred tax liability arise in the same tax jurisdiction and as a result have been offset.

11   COMMITMENTS AND CONTINGENCIES

     a) The division leases its facilities and various office equipment under non-cancellable operating leases with terms in excess of one year. Rent expense charged to operations was approximately $1,764 for the year ended March 31, 2002. Future minimum lease payments under these leases as of March 31, 2002 are as follows:

                                                         $

                2003                                 2,069
                2004                                 1,179
                2005                                    51
                2006                                    18

HYPROTECH DIVISION OF AEA TECHNOLOGY PLC
Notes to Combined Financial Statements
MARCH 31, 2002
--------------------------------------------------------------------------------

(in thousands of U.S. dollars, except stock option data)


     b) The division has entered into agreements with seven executive officers providing for the payment of cash and other benefits upon a change in control. Payment under these agreements would consist of a lump sum approximately equal to each executive's annual base salary plus bonus.

     c) Additionally, several employees of the division have severance agreements which entitle them to cash payments in the event of employment termination. Payments in connection with these agreements are in the range of one month to one year's base salary plus bonus for specified employees.

12   BENEFIT PLANS

     a)   AEA TECHNOLOGY PENSION SCHEME

          Certain employees of the division are members of the AEA Technology Pension Scheme. Pension benefits are based upon salary and years of service. The division's allocation of the associated periodic benefit pension cost has been calculated based on the contributions made to the scheme by the division during the year. The periodic benefit pension cost for the year ended March 31, 2002 was $117.

     b)   DEFINED CONTRIBUTION PLANS

          The division maintains three defined contribution benefit plans: a 401k plan, a Registered Retirement Savings Plan (RRSP) and a Deferred Profit Sharing Plan (DPSP). Under these plans, employees may contribute a percentage of their annual compensation to the plan up to a certain maximum, as defined by the plan and the local tax authorities. The division matches a percentage of employee contributions under the 401k plan and the DPSP. Expenses incurred in connection with the division's plans were $438 for 2002.

13   ACCRUED EXPENSES

                                                       $

      Payroll and payroll-related benefits         2,622
      Royalties                                      924
      Outside commissions                          1,920
      Other                                        1,508
                                                  ------
                                                   6,974
                                                  ======

HYPROTECH DIVISION OF AEA TECHNOLOGY PLC
Notes to Combined Financial Statements
MARCH 31, 2002
--------------------------------------------------------------------------------

(in thousands of U.S. dollars, except stock option data)


14   RELATED PARTY TRANSACTIONS

     The net balance due to AEAT and its subsidiaries is $4,421 at March 31, 2002. The purchase and sale agreement with Aspen limits the amount payable by the division to AEAT and its subsidiaries to GBP 2,491 (approximately $3,547).

     Transactions with AEAT and its subsidiaries during the year were as follows: transfers of software licenses revenue to entities outside of the division ($121), cost of software licenses ($77), sales and marketing ($125), general and administrative ($1,174), interest income ($12) and interest expense ($65).

     AEA Technology Canada Ltd pays interest on cash advances from AEAT at Canadian Prime Rate less 1%. All other related party balances are non-interest bearing, unsecured and repayable on demand.

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2002 and the unaudited pro forma condensed combined consolidated statements of operations for the year and nine month periods ended June 30, 2001 and March 31, 2002 are based on the historical financial statements of Aspen and Hyprotech after giving effect to the acquisition as a purchase of Hyprotech by Aspen using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

     The unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2002 is presented to give effect to the proposed acquisition as if it occurred on March 31, 2002. The unaudited pro forma condensed combined consolidated statement of operations of Aspen and Hyprotech for the year ended June 30, 2001 is presented as if the combination had taken place on July 1, 2000 and due to different fiscal period ends, combines the historical results of Aspen for the year ended June 30, 2001 and the historical results of Hyprotech for the year ended March, 31, 2001. The unaudited condensed combined consolidated statement of operations of Aspen and Hyprotech for the nine months is presented as if the combination had taken place on July 1, 2001 and combines the historical results of Aspen and Hyprotech for the nine months ended.

     Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined consolidated financial statements, is allocated to the net tangible and intangible assets of Hyprotech acquired in connection with the acquisition, based on their fair values as of the completion of the acquisition. Independent valuation specialists are currently conducting an independent valuation in order to assist management of Aspen in determining the fair values of a significant portion of these assets. The preliminary work performed by the independent valuation specialists has been considered in management's estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements. A final determination of these fair values, which cannot be made prior to the completion of the acquisition, will include management's consideration of a final valuation prepared by the independent valuation specialists. This final valuation will be based on the actual net tangible and intangible assets of Hyprotech that exist as of the date of completion of the acquisition.

     Aspen is using the net proceeds from its third quarter preferred stock sale of approximately $56.7 million and its fourth quarter common stock sale of approximately $48.0 million to finance this acquisition. The effects of these transactions have been reflected in the accompanying pro forma condensed combined consolidated financial statements, as if the common stock transaction had occurred on March 31, 2002 for balance sheet purposes and as if the preferred stock and common stock sales had occurred at the beginning of each statement of operations period.

     As part of the acquisition, Aspen management intends to combine certain of its resources and activities with those of Hyprotech and plans to reduce overall staff of the merged group. Additionally, certain facilities will be closed down as Aspen and Hyprotech staff are consolidated. Based on these plans and in accordance with Emerging Issues Task Force (EITF) Issue No. 95-3 Aspen has accrued the costs related to the Hyprotech facilities and employees costs as part of the purchase price. This has resulted in an accrual of $2.1 million consisting of $1.1 million of employee severance and $1.0 million of facility consolidation costs. Costs related to reductions in Aspen's employees or facilities will be recorded as part of Aspen's previously announced fiscal 2002 fourth quarter restructuring.

     These unaudited pro forma condensed combined consolidated financial statements have been prepared based on preliminary estimates of fair values. Amounts preliminarily allocated to intangible assets with indefinite lives may significantly decrease or be eliminated and amounts allocated to intangible assets with definite lives may increase significantly, which could result in a material increase in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the acquisition may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. In addition to the receipt of the final valuation, the impact of ongoing integration activities, the timing of completion of the acquisition and other changes in Hyprotech's net tangible and intangible assets which occur prior to completion of the acquisition could cause material differences in the information presented.

     The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Aspen and Hyprotech incorporated by reference into, or included in, this Form 8-K. The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Aspen that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Aspen.

       UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2002
                                 (in thousands)

                                                                                HISTORICAL           PRO FORMA             PRO FORMA
                                                                                ----------
                                                                         ASPENTECH     HYPROTECH    ADJUSTMENTS(1)         COMBINED
                                                                         ---------     ---------    --------------         --------
ASSETS
    Cash, cash equivalents and short-term investments                    $ 117,798     $   7,042     $ (48,687)(A)        $  76,153
    Accounts receivable and unbilled receivables, net                      113,540        16,667            --              130,207
    Current portion of long-term installments receivable, net               22,865            --        14,319 (B)           37,184
    Deferred tax asset                                                       3,252         4,366            --                7,618
    Prepaid expenses and other current assets                               21,304         3,339        (3,504)(C)           21,139
                                                                         ---------     ---------     ---------            ---------
        Total current assets                                               278,759        31,414       (37,872)             272,301
                                                                         ---------     ---------     ---------            ---------
    Long-term installments receivable, net of current portion               32,343            --        25,042 (B)           57,385
    Property & equipment, net                                               44,666         2,861            --               47,527
    Amortizable intangible assets, net                                      56,308         2,131        20,969 (D)           79,408
    Goodwill and intangibles with indefinite lives                          24,276        19,855        29,691 (D)           73,822
    Deferred tax asset                                                      18,509            --            --               18,509
    Other assets                                                            14,885            --            --               14,885
                                                                         ---------     ---------     ---------            ---------
                                                                         $ 469,746     $  56,261     $  37,830            $ 563,837
                                                                         =========     =========     =========            =========

LIABILITIES
    Current portion of long-term debt                                    $   3,063     $     568     $      --            $   3,631
    Current portion of obligation subject to common stock settlement        29,600            --            --               29,600
    Accounts payable and accrued expenses                                   46,619        11,702        10,696 (F)           69,017
    Unearned revenue                                                        21,308            --            --               21,308
    Deferred revenue                                                        29,050        19,301       (10,776)(G)           37,575
    Deferred tax liability                                                      --           621         7,030 (E)            7,651
                                                                         ---------     ---------     ---------            ---------
        Total current liabilities                                          129,640        32,192         6,950              168,782
                                                                         ---------     ---------     ---------            ---------
    Long-term debt and obligations, less current maturities                  5,247           917            --                6,164
                                                                         ---------     ---------     ---------            ---------
    5 1/4 % Convertibles subordinated debentures                            86,250            --            --               86,250
                                                                         ---------     ---------     ---------            ---------
    Deferred revenue, less current portion                                   4,983         1,847         4,643 (G)           11,473
                                                                         ---------     ---------     ---------            ---------
    Deferred tax liability                                                      --            --        14,442               14,442
                                                                         ---------     ---------     ---------            ---------
    Other liabilities                                                          635            --            --                  635
                                                                         ---------     ---------     ---------            ---------
STOCKHOLDERS' EQUITY
    Preferred stock                                                         50,743            --            --               50,743
    Common stock related                                                   242,855            --        48,000 (A)          290,855
    Other equity                                                           (50,607)       21,305       (36,205)(H)          (65,507)
                                                                         ---------     ---------     ---------            ---------
        Total stockholders' equity                                         242,991        21,305        11,795              276,091
                                                                         ---------     ---------     ---------            ---------
                                                                         $ 469,746     $  56,261     $  37,830            $ 563,837
                                                                         =========     =========     =========            =========

(1) The letters refer to a description of the adjustments in Note 2.

                 See accompanying notes to unaudited pro forma
             condensed combined consolidated financial statements.

  UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
            FOR THE 12 MONTHS ENDED JUNE 30, 2001 AND MARCH 31, 2001
                    (In thousands, except per share amounts)

                                                                            HISTORICAL
                                                                            ----------
                                                                   JUNE 30, 2001    MARCH 31, 2001     PRO FORMA          PRO FORMA
                                                                     ASPENTECH        HYPROTECH      ADJUSTMENTS(1)        COMBINED
                                                                     ---------        ---------       -----------          --------
REVENUES:
    Software licenses                                                $ 147,448        $  27,403        $      --          $ 174,851
    Services                                                           174,515           21,374               --            195,889
                                                                     ---------        ---------        ---------          ---------
      Total revenues                                                   321,963           48,777               --            370,740
                                                                     ---------        ---------        ---------          ---------

EXPENSES:
    Cost of software licenses                                           11,856            1,957               --             13,813
    Cost of services                                                   109,634            7,223               --            116,857
    Selling and marketing                                              113,608           18,403               --            132,011
    Research and development                                            68,913           12,221               --             81,134
    General and administrative                                          30,643           15,796           (2,240)(D)         44,199
    Restructuring charges                                                6,969               --               --              6,969
    Charge for in-process research and development                       9,915               --               --              9,915
                                                                     ---------        ---------        ---------          ---------
      Total costs and expenses                                         351,538           55,600           (2,240)           404,898
                                                                     ---------        ---------        ---------          ---------

    Income (loss) from operations                                      (29,575)          (6,823)           2,240            (34,158)

    Other income (expense), net                                            669              111               --                780
    Write-off of investment                                             (5,000)              --               --             (5,000)
    Interest income, net                                                 4,799               --               --              4,799
                                                                     ---------        ---------        ---------          ---------

    Income (loss) before provision for
    (benefit from) income taxes                                        (29,107)          (6,712)           2,240            (33,579)

    Provision for (benefit from)
    income taxes                                                        (8,732)          (2,684)           1,342 (I)        (10,074)
                                                                     ---------        ---------        ---------          ---------

      Net income (loss)                                                (20,375)          (4,028)             898            (23,505)

     Accretion of preferred stock discount and dividend                     --               --           (8,872)(J)         (8,872)
                                                                     ---------        ---------        ---------          ---------

    Net income (loss) applicable to common stockholders              $ (20,375)       $  (4,028)       $  (7,974)         $ (32,377)
                                                                     =========        =========        =========          =========

    Basic and diluted earnings (loss) per share:
       Net income (loss) per share                                   $   (0.68)                                           $   (0.69)
       Accretion of preferred stock discount and dividend                   --                                                (0.26)
                                                                     ---------                                            ---------

    Net income (loss) per share applicable to common stockholders    $   (0.68)                                           $   (0.95)
                                                                     =========                                            =========

    Weighted average shares outstanding - basic and diluted             29,941                             4,167(K)          34,108
                                                                     =========                         =========          =========

----------
(1) The letters refer to a description of the adjustments in Note 2.


                 See accompanying notes to unaudited pro forma
             condensed combined consolidated financial statements.

  UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE 9 MONTHS ENDED MARCH 31, 2002
                    (In thousands, except per share amounts)

                                                                           HISTORICAL           PRO FORMA       PRO FORMA
                                                                           ----------
                                                                    ASPENTECH     HYPROTECH    ADJUSTMENTS(1)    COMBINED
                                                                    ---------     ---------    -----------       --------
REVENUES:
   Software licenses                                                $  96,550     $  22,766     $      --       $ 119,316
   Services                                                           140,102        15,915            --         156,017
                                                                    ---------     ---------     ---------       ---------
     Total revenues                                                   236,652        38,681            --         275,333
                                                                    ---------     ---------     ---------       ---------

EXPENSES:
   Cost of software licenses                                            8,663           682            --           9,345
   Cost of services                                                    90,372         6,728            --          97,100
   Selling and marketing                                               84,597        15,367            --          99,964
   Research and development                                            55,413         9,398            --          64,811
   General and administrative                                          23,620         7,603         1,963(D)       33,186
   Restructuring charges                                                2,142            --            --           2,142
   Charge for in-process research and development                          --            --            --              --
                                                                    ---------     ---------     ---------       ---------
     Total costs and expenses                                         264,807        39,778         1,963         306,548
                                                                    ---------     ---------     ---------       ---------

   Income (loss) from operations                                      (28,155)       (1,097)       (1,963)        (31,215)

   Other income (expense), net                                           (505)          (11)           --            (516)
   Interest income, net                                                   999           (74)           --             925
                                                                    ---------     ---------     ---------       ---------

   Income (loss) before provision for
   (benefit from) income taxes                                        (27,661)       (1,182)       (1,963)        (30,806)

   Provision for (benefit from)
   income taxes                                                        (8,299)         (642)         (294)(I)      (9,235)
                                                                    ---------     ---------     ---------       ---------

     Net income (loss)                                                (19,362)         (540)       (1,669)        (21,571)

    Accretion of preferred stock discount and dividend                   (672)           --        (5,908)(J)      (6,580)
                                                                    ---------     ---------     ---------       ---------

   Net income (loss) applicable to common stockholders              $ (20.034)    $    (540)    $  (7,577)      $ (28,151)
                                                                    =========     =========     =========       =========

   Basic and diluted earnings (loss) per share:
      Net income (loss) per share                                   $   (0.61)                                  $   (0.60)
      Accretion of preferred stock discount and dividend                (0.02)                                      (0.18)
                                                                    ---------                                   ---------

   Net income (loss) per share applicable to common stockholders    $   (0.63)                                  $   (0.78)
                                                                    =========                                   =========

   Weighted average shares outstanding - basic and diluted             31,768                       4,167(K)       35,935
                                                                    =========                   =========       =========

-----------
(1) The letters refer to a description of the adjustments in Note 2.



                 See accompanying notes to unaudited pro forma
             condensed combined consolidated financial statements.

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial
Statements

(1)      Basis of Pro Forma Presentation

         On May 10, 2002, Aspen entered into a share purchase agreement with AEA Technology plc., an English private limited company, under which Aspen agreed to acquire the capital stock of Hyprotech Ltd. and other, affiliated subsidiaries of AEA for a purchase price of 67.5 million pounds sterling (approximately $98.5 million, based on the exchange rate as of May 10, 2002), subject to finalization of certain defined purchase price adjustments which are currently estimated at a reduction of approximately $1.8 million. Under the terms of the share purchase agreement, the acquisition remains subject to a number of conditions. The AEA shareholders approved the acquisition in a vote held on May 30, 2002.

         The purchase price and terms for the transaction were determined in arm's-length negotiations. The Hyprotech acquisition will be accounted for as a purchase in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and accordingly, the purchase price has been allocated to the assets and liabilities of Hyprotech based on their fair value.


         The estimated total purchase price of the Hyprotech acquisition is as follows (in thousands):


         Cash to be paid                                         $ 96,687
         Estimated direct costs                                     9,213
         Accrual for reduction of facility and employee costs       2,100
                                                                 --------
         Total estimated purchase price                          $108,000
                                                                 ========


         Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Hyprotech's net tangible and intangible assets based on their estimated fair values as of the date of the completion of the acquisition. Based on the preliminary independent valuation, and subject to material changes upon receipt of the final valuation and other factors as described in the introduction to these unaudited pro forma condensed combined consolidated financial statements the preliminary estimated purchase price is allocated as follows (in thousands):


         Preliminary estimated purchase price allocation:
          Net tangible assets                                         $ 27,384
          Amortizable intangible assets                                 23,100
          Goodwill and intangible assets with indefinite lives          49,546
          Deferred taxes related to Amortizable intangible assets       (6,930)
          In-process research and development                           14,900
                                                                      --------
         Total preliminary estimated purchase price allocation        $108,000
                                                                      ========

     Of the total estimated purchase price, a preliminary estimate of $27.4 million has been allocated to net tangible assets acquired and approximately $23.1 million has been allocated to amortizable intangible assets acquired. The depreciation and amortization related to the fair value adjustment to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined consolidated statements of operations.

     Acquired technology comprises products that have reached technological feasibility. At the acquisition date Hyprotech is conducting design, development, engineering and testing activities associated with the completion of its next-generation product, and also including enhancements to its current product family. The next-generation product efforts are focused primarily on architectural framework development. Aspen expects to amortize the developed and core technology and patents on a straight-line basis over an estimated life of 6 years.

     Backlog represents existing contracts that relate primarily to underlying software maintenance services provided by Hyprotech. These software maintenance services include unspecified rights to future product upgrades and releases as well as telephone support services. Aspen expects to amortize the fair value of these assets, on a declining basis over an estimated life of three years, the period in which most of the future income under the existing contracts will be recognized.

     Of the total estimated purchase price, a preliminary estimate of $49.5 million has been allocated to goodwill and intangible assets with indefinite lives. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets.

     In accordance with the SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill and intangible assets with indefinite lives resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill or intangible assets with indefinite lives has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

     Of the total estimated purchase price, a preliminary estimate of $14.9 million has been allocated to in-process research and development and will be charged to expense in the period during which the acquisition is completed. Due to its non-recurring nature, the in-process research and development expense has been excluded in the unaudited pro forma condensed combined consolidated statement of operations.

     Hyprotech is currently developing new products that qualify as in-process research and development in multiple product areas. Projects which qualify as in-process research and development represent those that have not yet reached technological feasibility. Technological feasibility is defined as being equivalent to completion of a beta-phase working prototype in which there is no remaining risk relating to the development.

     Hyprotech is currently involved in numerous research and development projects, which are focused on architectural framework, as well as to improving product performance and broadening features and functionalities. There is a risk that these developments and enhancements will not be competitive with other products using alternative technologies that offer comparable functionality.

     The value assigned to in-process research and development was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the purchased in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Hyprotech and its competitors.

     The rates utilized to discount the net cash flows to their present value are based on Hyprotech's weighted average cost of capital. The weighted average cost of capital was adjusted to reflect the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. Based on the these factors, discount rates that range from 25% to 40% were deemed appropriate for valuing the in-process research and development.

     The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. In addition, some projects which are currently in process may not be in process at completion of the acquisition and new projects may be started prior to completion of the acquisition which may be in process at the completion of the acquisition. Accordingly, actual results may vary from the projected results.

     Aspen's consolidated service revenues for the year ended June 30, 2001 included in the pro forma combined condensed consolidated statement of operation do not agree with the corresponding consolidated service revenues reported in its Form 10-K. Aspen has reflected the reclassification required by EITF Issue No. 01-14 for out of pocket expenses which resulted in an increase in service revenue and service costs of approximately $11.3 million. Certain reclassifications have been made to Hyprotech's historical balance sheet presentation to conform with Aspen's presentation.

2. PRO FORMA ADJUSTMENTS

     Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Hyprotech's net tangible and intangible assets to a preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets and to reflect the income tax effect related to the pro forma adjustments.

     Intercompany balances or transactions between Aspen and Hyprotech were not significant. No pro forma adjustments were required to conform Hyprotech's accounting policies to Aspen's accounting policies.

     Aspen has not identified any preacquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. However, there are certain unasserted claims which may when resolved result in a purchase price adjustment. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

     The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

     (A) Adjustment to record the cash paid to acquire Hyprotech of $96.7 million net of cash received from sale of common stock for $48.0 million.

     (B) Adjustment to record the fair market value of payments due Hyprotech under existing customer contracts which had not become due or recorded as revenue as of March 31, 2002.

     (C) Adjustment to (1) remove $2.9 million of costs capitalized by Hyprotech that relate to deferred revenue which will be eliminated in purchase accounting and (2) remove $617,000 of direct acquisition related costs which have been capitalized by Aspen.

     (D) Adjustment to reflect the preliminary estimate of the fair value of amortizable intangible assets, and goodwill and intangible assets with indefinite lives and the resulting change in amortization expense, as follows (in thousands):


                                                                                                   Estimated
                                 Hyprotech     Preliminary               Increase (Decrease) in     Useful
                                 Historical       Fair        Increase         Amortization          Life
                                   Amount        Value       (Decrease)       Year     9 Months     (Years)
                                 ----------    -----------   ----------  ------------  --------     -------
      Acquired technology.....    $ 2,131       $22,100        $19,969    $ 2,116       $1,588          6
      Backlog and other.......         --         1,000          1,000        500          375          3
                                  -------       -------        -------    -------       ------
      Subtotal ...............    $ 2,131       $23,100        $20,969    $ 2,616       $1,963
                                  =======       =======        =======    =======       ======

     Goodwill.................    $17,067       $49,546        $32,479    $(3,562)      $   --         N/A
     Intangible assets with
      indefinite lives........      2,788            --         (2,788)    (1,294)          --         N/A
                                  -------       -------        -------    -------       ------
     Subtotal.................    $19,855       $49,546        $29,691    $(4,856)      $   --
                                  =======       =======        =======    =======       ======
     Net change in amortization                                           $(2,240)      $1,963
                                                                          =======       ======

(E) Adjustment to record the deferred tax effect of the differences between the carrying amount of certain assets and their fair market value. Upon the finalization of the combined company's legal entity structure and the restructuring plans, the realizability of the combined company's deferred tax assets may be adjusted to reflect the combined company's ability to utilize certain foreign net operating loss carryforwards and certain other tax losses and credits.

(F) Adjustment to reflect the estimated direct transaction costs and costs related to the planned reduction in Hyprotech employees and facility.

(G) Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Hyprotech's deferred revenue.

(H)  Adjustments to other equity (in thousands):

     To record the preliminary estimate of the fair value of in-process research and development........................................ $(14,900)
     To eliminate Hyprotech's historical stockholders' equity.........  (21,305)
                                                                       --------
                                                                       $(36,205)
                                                                       ========

(I) Adjustment to record the income tax effect of the pro forma adjustments and combination.

(J) Record accretion on preferred stock as if the preferred stock was outstanding for the entire period.

(K) Adjustment to reflect the effect of the common stock issuance as if it was outstanding for the entire period.

                                  EXHIBIT INDEX

Exhibit No.       Description
    10.1          Share Purchase Agreement dated as of May 10, 2002 between
                  Aspen Technology, Inc. and AEA Technology plc

    23.1          Consent of PricewaterhouseCoopers LLP